                                                                     Exhibit 2.1

                        UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF COLORADO

IN RE:                                    )
                                          )
ATLAS CORPORATION,                        )  Case No. 98-23331 DEC
a Delaware corporation                    )  Chapter 11
EIN #: 15-5503312)
                                          )
ATLAS GOLD MINING INC., a Nevada Corp.    )  Case No. 99-10889 DEC
EIN #:84-1023843)                            Chapter 11
                                          )
ATLAS PRECIOUS METALS INC., a Nevada      )  Case No. 99-10890 SBB
Corp., EIN #: 87-0400332)                    Chapter 11
                                          )
                              Debtors.    )  (Jointly Administered Under
                                          )  Case No. 98-23331 DEC)


________________________________________________________________________________

           ATLAS CORPORATION'S SECOND AMENDED PLAN OF REORGANIZATION
________________________________________________________________________________

     Atlas Corporation, Debtor in Possession, by and through its counsel Sender & Wasserman, P.C., proposes this Amended Plan of Reorganization pursuant to 11 U.S.C. (S) 1121(a) (hereinafter referred to as the "Atlas Plan"):

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     All capitalized terms used herein shall have the respective meanings set forth below or as otherwise assigned in the Plan. All other terms shall have the meanings assigned to such terms in the Bankruptcy Code or the Bankruptcy Rules, or if none, by common usage.

     1.1  "ACSTAR" shall mean ACSTAR Insurance Company. ACSTAR has issued bonds
           ------
to secure the Moab Cleanup Obligation and the Other Cleanup Obligations of Atlas and certain of its subsidiaries.

     1.2  "ACSTAR Bonds" shall mean Bond #6149 for the Carter Raymond Property,
           ------------
Bond #6039, #6876 and Bond #6907 for the Grassy Mountain property, Bonds #5659, #5660 and #5661 for the Gold Bar property, and any other bonds issued by ACSTAR for the benefit of Atlas, AGMI or APMI, except those bonds defined as the ACSTAR Moab Bonds, having a collective face amount of $1,790,000 and $5,675,000 (less approximately $189,000) held in an escrow account for the benefit of ACSTAR with Colorado State Bank as the escrow agent (the "Escrow Fund"). The security for the ACSTAR Bonds and the ACSTAR Moab Bond are cross-collateralized and represent joint and several obligations of Atlas, APMI and AGMI.

     1.3  "ACSTAR Moab Bond" shall mean Bond #5652 for the Moab Utah Site
           ----------------
Cleanup Obligations in the face amount of $6,500,000 and secured by the Escrow Fund. The security for the ACSTAR Bonds and the ACSTAR Moab Bond is the same and are cross-collateralized and constitute joint and several obligations of Atlas, APMI and AGMI.

     1.4  "Administrative Expense" shall mean any cost or expense of
           ----------------------
administration of Chapter 11 allowed under 11 U.S.C. (S) 503(b) of the Code.

     1.5  "Affiliate" shall mean any entity affiliated with Atlas pursuant to 11
           ---------
U.S.C. (S) 101(2).

     1.6  "AGMI" shall mean Atlas Gold Mining Inc., a Nevada corporation, the
           ----
Chapter 11 Debtor under Case No. 99-10889 DEC.

     1.7  "AGMI Plan" shall mean the Plan of Reorganization, as amended
           ---------
submitted by the Debtor, Atlas Gold Mining Inc.

     1.8  "Allowed Claim" shall mean (a) an unsecured claim against Atlas which
           -------------
is set forth in Atlas' schedules other than an unsecured claim against Atlas scheduled by Atlas as disputed, contingent or unliquidated; (b) an unsecured claim against Atlas which has been filed pursuant to 11 U.S.C. (S) 501, and with respect to which no objection to the allowance thereof has been interposed within sixty (60) days after the Effective Date, or as to which any objection has been determined by Final Order; provided however, that interest which would have accrued on or after September 22, 1998, shall not be a part of any Allowed Claim. Allowed Claims may include, but are not limited to, claims that arise from the rejection of executory contracts.

     1.9  "Allowed Secured Claim" shall mean an Allowed Claim secured by
           ---------------------
property of Atlas.

     1.10 "American Reclamation and Dismantling Receivable" or "ARD Claim" shall
           --------------------------------------------------------------
mean a claimed receivable of Atlas, for reimbursement of $560,000 filed with the Department of Energy and not approved to date, representing 56% of the amount expended by Atlas and reimbursable pursuant to Title X of Pub. L. 102-486, Title X, (S) 1001, Oct. 24, 1992, 106 Stat. 2946, codified at 42 U.S.C. (S) 2296(a).

     1.11 "APMI" shall mean Atlas Precious Metals Inc., a Nevada corporation,
           ----
the Chapter 11 Debtor under Case No. 99-10890 SBB.

     1.12 "APMI Plan" shall mean the Plan of Reorganization, as amended
           ---------
submitted by the Debtor, Atlas Precious Metals Inc.

     1.13 "Arisur" shall mean Arisur Inc., a Grand Cayman corporation which is
           ------
a wholly owned subsidiary of Atlas, and which operates lead, zinc and silver mines in Bolivia.

     1.14  "Atlas" shall mean Atlas Corporation, a Delaware corporation, the
            -----
Chapter 11 Debtor under Case No. 98-23331 DEC.

     1.15  "Atlas Plan"  shall mean this Plan of Reorganization, as amended,
            ----------
submitted by the Debtor, Atlas.

     1.16  "Bankruptcy Case" shall mean the Atlas Chapter 11 case pending in the
            ---------------
United States Bankruptcy Court for the District of Colorado.

     1.17  "Bankruptcy Code" or "Code" shall mean Title II of the Bankruptcy
            ---------------      ----
Reform Act of 1978, 11 U.S.C. (S)(S) 101, et seq., as amended.
                                          -- ----

     1.18  "Bar Date" shall mean January 15, 1999.
            --------

     1.19  "CGL Claims" shall mean any and all rights held by Atlas for recovery
            ----------
from or on account of any comprehensive general liability insurance policies.

     1.20  "Chapter 11" shall mean Chapter 11 of the Code.
            ----------

     1.21  "Claim" shall mean a claim against Atlas as defined in 11 U.S.C. (S)
            -----
101(5).

     1.22  "Confirmation" shall mean the entry by the Court of an order
            ------------
confirming the Plan in accordance with Chapter 11 of the Code.

     1.23  "Contested Claim" shall mean shall mean any Claim which has been
            ---------------
scheduled by Atlas as disputed, contingent, or unliquidated or any Claim as to which an objection to the allowance thereof has been or will be filed within sixty (60) days after the Effective Date regardless of whether the Claim was scheduled as disputed, contingent or unliquidated by the Debtor. Contested Claims shall be treated under the provisions of Article X of this Plan until allowance or disallowance of such claim has been determined by a Final Order. Contested claims include claims which Atlas believes should be objected to in
whole or in part.   Contested claims further include any claims held by
creditors against whom Atlas believes actions may be brought under Sections 544, 547, 548 or 549 of the Bankruptcy Code.

     1.24  "Court" shall mean the United States District Court for the District
            -----
of Colorado in Bankruptcy.

     1.25  "Creditors Committee" shall mean the Official Unsecured Creditors
            -------------------
Committee appointed by the United States Trustee.

     1.26  "Gerald E. Davis" or "Davis" shall mean the former officer and
            ---------------------------
director of Atlas, and former officer of AGMI and APMI who was the defendant in Adversary Case No. 99-1122 MSK captioned Atlas Corporation, Atlas Gold Mining Inc., and Atlas Precious Metals, Inc. v. Gerald E. Davis.

     1.27  "Davis Collateral" shall mean that property described below in which
            ----------------
a security interest was granted in a portion of the Gold Bar property, under the Settlement Agreement between the Atlas Parties and Davis dated July 9, 1999 approved by Order of the Bankruptcy Court on August 24, 1999:

           Section 27, T22 N-R 49 E. MDM, situated in the Roberts Mountain Mining District, Eureka County, Nevada,

           Patented Millsite Claims   Mineral Survey #    Patent #      Acres
           ------------------------   ----------------    --------      -----

           AM 108                     5005                27-89-0038    5.0
           AM 109                     5005                27-89-0038    5.0
           AM 115                     5005                27-89-0038    5.0
           AM 116                     5005                27-89-0038    5.0
           AM 117                     5005                27-89-0038    5.0

together with all of the equipment, books and records related to the above described property. The property subject to said security interests shall include the Mill Building, Mill equipment, and other fixtures in the Mill Building, including the attached refinery located on the patented Millsite claims described above.

     1.28  "Debtor" and "Debtor-in-Possession" shall mean Atlas.
            ------       --------------------

     1.29  "Disclosure Statement"  shall mean the joint disclosure statement
            --------------------
describing the Atlas Plan, the AGMI Plan and the APMI Plan, approved by the Court, and distributed to the various classes as provided in 11 U.S.C. (S) 1125.

     1.30  "Effective Date" shall mean the first business day following thirty
            --------------
(30) days after the date the order confirming the Atlas Plan becomes a Final Order.

     1.31  "Escrow Fund" shall mean the $5,675,000 (less approximately $189,000)
            -----------
held in an escrow account for the benefit of ACSTAR with Colorado State Bank as the escrow agent.

     1.32  "Final Order" shall mean an order or a judgment as to which the time
            -----------
to appeal or seek review or rehearing has expired. In the event that an appeal or petition for rehearing is filed, an order or judgment shall be final unless an order enters granting a stay pending appeal or petition for rehearing.

     1.33  "Future Title X Receivables" shall mean those sums which accrue in
            --------------------------
the name of Atlas or the Reclamation Trust, subsequent to the Effective Date of the Atlas Plan from the Department of Energy under the provisions of 42 U.S.C. 2296a.

     1.34  "Gold Bar property" shall mean the gold resource, mill facilities and
            -----------------
any other real and personal property located on the gold mining property located in Eureka County, Nevada commonly referred to as Gold Bar, owned by AGMI and APMI.

     1.35  "Grassy Mountain property" shall mean the gold mining project is
            ------------------------
located in northern Malheur County, Oregon, approximately 22 miles southwest of Vale, Oregon, owned by APMI, commonly referred to as Grassy Mountain

     1.36  "Insider" means any entity defined in 11 U.S.C. (S) 101(31)(B).
            -------

     1.37  "Interim Reclamation Trustee" shall mean the person or entity
            ---------------------------
selected by the NRC to serve as trustee of the Reclamation Trust for a period not to exceed 180 days after the Effective Date in the event that the NRC and Utah cannot agree on the choice of the Reclamation Trustee.

     1.38  "Late Filed Claims" shall mean any claim filed in the Atlas
            -----------------
Bankruptcy Case after January 15, 1999.

     1.39  "Management Compensation Plan" shall mean the compensation plan
            ----------------------------
formed in accordance with Article XI of this Plan to compensate current key management and employees for their efforts in reorganizing Atlas and to facilitate the orderly transition to future management, as may be required.

     1.40  "Mill" shall mean the former uranium processing mill which was
            ----
dismantled and  previously located on the Moab Land.

     1.41  "Mill Operations" shall mean the prior operations of the Mill.
            ---------------

     1.42  "Moab Cleanup Obligation" shall mean any obligation of Atlas under
            -----------------------
the Moab License or under any federal, state or municipal rules, regulations or statutes to pay for or perform any remediation or cleanup at the Moab Utah Site or any other location which is currently or in the past been operated or owned by Atlas.

     1.43  "Moab Land" and "Moab Utah Site" shall mean that certain real
            ------------------------------
property owned by Atlas and consisting of approximately 430 acres, located in Grand County, Utah together with all buildings, structures, improvements, appurtenances, fixtures and easements.

     1.44  "Moab License" shall mean Source Material License SUA-917.
            ------------

     1.45  "Moab Uranium Millsite Transfer Agreement" or "MUMTA" shall mean that
            ---------------------------------------------------
certain Agreement negotiated between Atlas, the Creditors Committee, the NRC, the State of Utah and ACSTAR approved by Order of the Bankruptcy Court dated June 22, 1999.

     1.46  "Modified License Transfer Order" shall mean that Order entered by
            -------------------------------
the NRC providing for the transfer of the assets of the Moab Utah Site under the terms of this Plan and the Moab Uranium Millsite Transfer Agreement.

     1.47  "NRC" shall mean the Nuclear Regulatory Commission, an agency of the
            ---
federal government having jurisdiction over the Moab Utah Site.

     1.48  "Other Cleanup Obligations" shall mean any obligation of Atlas, APMI
            -------------------------
or AGMI under any federal, state or municipal rules, regulations or statutes to pay for or perform any remediation or cleanup at any location other than the Moab Utah Site which is currently or in the past been owned or operated, including, but not limited to, the Carter Raymond, Gold Bar and Grassy Mountain properties.

     1.49  "Post-petition" shall mean anytime on or subsequent to September 22,
            -------------
1998.

     1.50  "Pre-petition" shall mean anytime prior to September 22, 1998.
            ------------

     1.51  "Pro Rata" shall mean with respect to any claimant, the percentage
            --------
which the Allowed Claim of a creditor bears to the sum of all Allowed Claims in the same class as such Allowed Claim.

     1.52  "Reclamation Trust" shall mean the trust to be formed pursuant to
            -----------------
paragraph 4.3 of the Atlas Plan under the guidelines and regulations of the NRC in compliance with the consent and approval of the NRC.

     1.53  "Reclamation Trustee" shall mean the person or entity selected by the
            -------------------
NRC with the agreement of the designated representative of Utah, on or before the Effective Date.

     1.54  "Reorganized Atlas" shall mean the reorganized Atlas under the
            -----------------
confirmed Atlas Plan.

     1.55  "Retiree Medical Plan" shall mean that medical plan issued for the
            --------------------
benefit of retirees of Atlas.

     1.56  "Shipes Parties" shall mean Harold R. Shipes, Eileen Shipes, Danielle
            --------------
N. Shipes, John A. McKinney, Lynette R. McKinney, Raymond S. Birch, Rochelle M. Birch, Herbert E. Dunham, Ana M. Dunham, Alexandra McKinney, Justin S. Birch, Ashley McKinney, Tyler Birch, H. Edward Dunham, P. Brian Dunham, Rachel A. Dunham, Elizabeth M. Dunham, Suramco Holdings, Inc. who have agreed to treatment as Class 10 and Class 12 creditors under the terms of the Settlement Agreement dated January, 1999, approved by the Bankruptcy Court, which closed on or about March 25, 1999.

     1.57  "Stock Incentive Plan" shall mean that plan which may be established
            --------------------
in accordance with Article XI of this Atlas Plan as a future incentive to future management pursuant to which management may receive stock or earn stock as a performance bonus.

     1.58  "Title X Receivables for Past Claims" shall mean the sum of $552,000
            -----------------------------------
which accrued to Atlas prior to the Effective Date of the Plan from the Department of Energy under the provisions of Pub. L. 102-486, Title X, (S) 1001, Oct. 24, 1992, 106 Stat. 2946, codified at 42 U.S.C. (S) 2296(a), including pre-petition and post petition claims, exclusive of the American Reclamation and Dismantling Receivable.

     1.59  "Uranium Tailings Pile" shall mean the tailings pile of approximately
            ---------------------
10.5 million tons impounded on the Moab Land.

     1.60    "Utah" shall mean the State of Utah.
              ----

     1.61  "Water Rights" shall mean Atlas' rights to water located at the Moab
            ------------
Land, listed as 6.3 cfs from the Colorado River, Grand County, Utah, Water Right No. 01-40, Application 30032, Certificate No. 6111 and possible water rights in the following: (a) Water Right Number 01-1121 for 31 acre-feet, a segregation application from Water Right Number 01-40; (b) Water Right Number 09-199 for
3.33 cfs in the San Juan River; (c) Water Right Number 05-982 for .015 cfs for a well in the Monticello Mining District; and (d) Water Right Number 99-32 for
 .004 cfs from Seep Springs (approx. 4 miles from Fry Canyon).

                                  ARTICLE II

     2.1  Claims.

          Class 1.  Allowed Administrative Expense Claims as defined in 11
          -------
U.S.C. (S) 503 of the Code against Atlas. To the extent the Class 4 and/or 5 creditors have or could have asserted administrative expense claims they shall be treated under Class 4 or 5 respectively of the Atlas Plan. All fees payable to the U.S. Trustee shall be paid in full as they become due.

          Class 2.  Unsecured Impaired Claims for Wages against Atlas to the
          -------
extent of $4,300 pursuant to 11 U.S.C. (S) 507(a)(3)(A) and (B). Class 2 Wage Claims shall include claims for unpaid wages, including severance pay or vacation pay earned but unpaid within ninety (90) days prior to the filing of the petition.

          Class 3.  Any allowed unsecured and/or secured priority tax claims of
          -------
the Internal Revenue Service, Colorado Department of Revenue and any taxing authority holding claims under 11 U.S.C. (S)507(a)(8) against Atlas.

          Class 4.  Impaired claims of NRC and  Utah arising from the Mill
          -------
Operations and the Cleanup Obligations of Atlas at the Moab Utah Site.

          Class 5 a.  Secured  Claims of ACSTAR.
          ---------

          Class 5 b.  Unsecured and Administrative Claims of ACSTAR.
          ---------

          Class 6.    Allowed Secured Claims against Atlas.
          -------

          Class 7.    Unimpaired Claims of Retirees against Atlas for Medical
          -------
Benefits.

          Class 8.    Unimpaired Claims of Holders of Unexpired Leases and
          -------
Executory Contracts against Atlas.

          Class 9.    Impaired Personal Injury or Tort Claims against Atlas.
          -------

          Class 10.   Impaired Claims of General Unsecured Creditors of Atlas.
          --------

          Class 11.   Impaired Claims held by AGMI.
          --------

          Class 12.   Impaired Claims of Subordinated Debt.
          --------

          Class 13    Impaired Claims Held by Gerald E.  Davis pursuant to the
          --------
terms of the Settlement Agreement dated July 9, 1999.

          Class 14.   Impaired Claims held by the Internal Revenue Service,
          --------
Colorado Department of Revenue and any other taxing authority for penalties not related to actual pecuniary loss.

          Class 15.   Impaired interests of Atlas common stockholders holding
          --------
less than 1,000 shares.

          Class 16.   Impaired interests of Atlas common stockholders holding at
          --------
least 1,000 shares or more.

          Class 17.   Impaired interests of any holders of Warrants and Stock
          --------
Options issued by Atlas Pre-Petition.

          Class 18.   Late filed claims.
          --------

                                  ARTICLE III

                TREATMENT OF CLAIMS NOT IMPAIRED UNDER THE PLAN
                -----------------------------------------------

     3.1  Class 1.   Allowed Administrative Expenses pursuant to 11 U.S.C.
          --------   -----------------------------------------------------
(S)503. Class 1 Allowed Administrative Expenses as defined by 11 U.S.C. (S)503
------
shall be paid in cash in full on the Effective Date or shall by paid upon such other terms as may be agreed upon by Atlas and the respective holder of the claim for Administrative Expenses. All fees payable to the U.S. Trustee program shall be paid as they become due. Notwithstanding an assertion by the Class 4 or Class 5 claimants that their claims are entitled to priority under Section 503(b) of the Bankruptcy Code, the Class 4 and 5 claims shall be treated under Class 4 and 5 respectively of this Plan and not as Class 1 Administrative Expenses.

     3.2  Class 6.  Allowed Secured Claims.  Class 6 is comprised of the Allowed
          -------   ----------------------
Secured Claims against Atlas except for the claims of the Class 4 and 5 creditors. The Class 6 claimants and Debtor shall retain all rights, without modification, under the notes and related security agreements. The Class 6 creditors rights are unimpaired and shall be paid by Reorganized Atlas in full in accordance with the terms of their respective agreements.

     In the event that Atlas contests the extent, validity or priority of any security interest asserted by a Class 6 creditor through the filing of an adversary proceeding or seeks to void any security interest under 11 U.S.C.
(S)(S)544, 547, 548 or 549, the claim of that creditor shall be treated in accordance with the provisions of Article X of the Atlas Plan. In the event that a Final Order enters in favor of the claimant upholding the validity of the secured claim, the claim shall be unimpaired to the extent allowed. If a Final Order enters holding that there is no valid security interest or voiding a security interest, the claim shall be treated as a Class 10 unsecured claim, unless otherwise ordered by the Court.

     3.3  Class 7.  Allowed Claims of Retirees for Medical Benefits.  Class 7 is
          -------   -----------------------------------------------
comprised of the allowed claims of Retirees for Medical Benefits as that term is defined in 11 U.S.C. (S)1114. Atlas or Reorganized Atlas shall fulfill its obligations under the Retiree Medical Plan in compliance with the provisions of 11 U.S.C. (S)1114. The Class 7 claims are unimpaired.

     3.4  Class 8.  Executory Contracts and Unexpired Leases.  Class 8 is
          -------   -----------------------------------------
comprised of the claims held by parties to unexpired leases or executory contracts. Atlas, prior to the hearing on confirmation, shall file motions to assume or reject its unexpired leases and executory contracts subject to the provisions of 11 U.S.C. (S)365 and notice under Fed. R. Bankr. P. 2002 and 6006. If Atlas moves to assume the unexpired leases and executory contracts, the claims shall be treated in accordance with the order of the Court granting the assumption. Any unexpired leases or executory contracts for which a Motion to Assume has not been filed by Atlas prior to the hearing on confirmation shall be deemed rejected. Under the terms of the lease agreements, in the event that a lease is rejected, the equipment or property will be returned to the lessor, unless Atlas and the lessor otherwise agree. Any Class 8 claimant asserting a claim for damages arising from rejection of a lease shall file a proof of claim with the Bankruptcy Court by the later of the Effective Date or thirty days after entry of the Order granting the Motion to Reject or the claim shall be forever barred. The claims held by holders of rejected leases or executory contracts shall be treated as a Class 10 unsecured claim subject to the limitations of Section 502 of the Code.

                                  ARTICLE IV

                  TREATMENT OF CLAIMS IMPAIRED UNDER THE PLAN
                  -------------------------------------------

     4.1  Class 2.  Unsecured Impaired Claims for Wages to the extent of $4,300
          -------   -----------------------------------------------------------
pursuant to 11 U.S.C. (S) 507(a)(3)(A) and (B). Class 2 Wage Claims shall
----------------------------------------------
include claims for unpaid wages, including severance pay or vacation pay earned but unpaid within ninety (90) days prior to the filing of the petition. Claimants with allowed wage claims shall receive 100% of the wage portion of their claims without interest up to a maximum of $4,300.00 per claimant on the Effective Date. Any allowed wage claims in excess of $4,300 or which were incurred prior to ninety days before the filing of the petition shall be treated as a Class 10 unsecured claim.

     4.2  Class 3.   Allowed Unsecured Tax Claims pursuant to 11 U.S.C. (S)
          -------    ------------------------------------------------------
507(a)(8). Class 3 is comprised of Allowed Unsecured Tax Claims under U.S.C.
---------
(S)507(a)(8) excluding claims for penalties not related to actual pecuniary loss. The Class 3 claimants shall receive 100% of their secured and unsecured priority claims in quarterly installments with interest at 8% per annum. The Class 3 claims shall be paid in full within six years from the date of assessment. Claims for penalties not related to actual pecuniary loss shall be treated under Class 14. Payments to the Class 3 claimants shall commence within fifteen days after the close of the first calendar quarter ending after the Effective Date of the Atlas Plan. The Class 3 claimants shall retain their prepetition liens, if any, on property of the Reorganized Atlas pending payment in full of the Class 3 claims.

     4.3  Class 4.  Allowed Claims of the Nuclear Regulatory Commission and the
          -------   -----------------------------------------------------------
State of Utah for Reclamation of the Moab Utah Site.  Class 4 is comprised of
---------------------------------------------------
any and all claims of any kind or nature, whether filed, unfiled or to be accrued, known or unknown based upon any and all federal, state, municipal or other governmental units rules, regulations or statutes whether now in existence or enacted in the future of the NRC and Utah, or any other agency or entity, whether public or private, with the same or similar claims for the construction, maintenance, holding, transfer and/or final disposal and containment of the Uranium Tailings Pile at the Moab Utah Millsite owned by Atlas on the Moab Land, or in any way related to the Mill, the Mill Operations or the Moab Cleanup Obligations, subject to a reduced amount under MUMTA. Atlas' Moab Cleanup Obligations are secured by the ACSTAR Moab Bond in the amount of $6,500,000.

     A Reclamation Trust shall be established by the NRC, on or before confirmation of the Atlas Plan under the regulations of the NRC, with the concurrence of Atlas and a designated representative of Utah. The Reclamation Trustee shall be selected by the NRC with the agreement of the designated representative of Utah. If NRC and Utah cannot reach agreement on the terms of the Trust or on the choice of the Trustee:

     (A) The Trust shall nonetheless be established, and the trust instrument establishing the Trust shall reflect all of those matters on which NRC and Utah can reach agreement; and

     (B) An Interim Trustee, selected by NRC, shall be appointed for a period not to exceed 180 days after the Effective Date; and

     (C) NRC and Utah shall continue to negotiate on those areas on which they cannot reach agreement; and

     (D) Once NRC and Utah reach agreement on matters on which they cannot presently agree, the trust instrument establishing the Trust shall be amended to reflect those subsequent agreements; and

     (E) Atlas shall transfer the monies and assets to the Trust on or before the Effective Date as are called for under this Plan and the Moab Uranium Millsite Transfer Agreement, notwithstanding the possibility that the trust instrument establishing the Trust may be amended after the date of the Moab Uranium Millsite Transfer Agreement, after the date of the disclosure statement, or after the Effective Date; and

     The assets transferred to the Trust under the terms of the Plan shall be held in compliance with the regulations and requirements of NRC as stipulated in a Modified License Transfer Order and shall be distributed or utilized in accordance with the regulations, Modified License Transfer Order requirements, and requirements of the NRC as stipulated in a Modified License Transfer Order and relevant Trust documents according to the authority of the Reclamation Trustee.

     On the Effective Date of the Atlas Plan, Atlas and ACSTAR as indicated shall transfer to the Reclamation Trust the following assets (hereinafter the "Reclamation Trust Assets") in full satisfaction of any and all claims of any kind and nature, under Class 4:

     1. Title X Receivables for past claims; less the $552,000 which was received by Atlas from the Department of Energy in 1999;

     2. 50% of any net recovery from collection of the disputed Title X claim for mill dismantling performed by American Reclamation and Dismantling Inc. (ARD Claim);

     3.   Any and all rights of Atlas to Future Title X Receivables;

     4. Atlas' Water Rights located at the Moab Land, listed as 6.3 cfs from the Colorado River, Grand County; Utah, Water Right No. 01-40, Application 30032, Certificate No. 60111;

     5.   Atlas' Possible Water Rights in the following: (A.) Water Right
     Number 01-1121 for 31 acre-feet, a segregation application from Water Right Number 01-40; (B.) Water Right Number 09-199 for 3.33 cfs in the San Juan River; (C.) Water Right Number 05-982 for .015 cfs for a well in the Monticello Mining District; (D.) Water Right Number 99-32 for .004 cfs from Seep Springs (approx. 4 miles from Fry Canyon).

     6. Atlas' interest in the Moab Land together with all buildings, structures, improvements, appurtenances fixtures and easements;

     7. ACSTAR shall transfer the sum of $5,250,000 to the Reclamation Trust in full and complete satisfaction of the obligations under the ACSTAR Moab Bond and upon receipt of said payment, NRC shall provide to ACSTAR a full, final and complete discharge of all of ACSTAR's obligations at the Moab Utah Site and ACSTAR's surety bond issued in connection therewith; the form of said release to be mutually acceptable to NRC and ACSTAR;

     8. Shares representing two and one half percent (2.5%) of the common stock of the Reorganized Atlas shall be issued to the Reclamation Trust.

     Except for item 7, all assets shall be transferred in kind, by way of quit claim deed or similar document, without representations, warranties or indemnification rights of any kind.

     The Class 4 claims shall be satisfied in full by the transfer of the Reclamation Trust Assets. NRC and the State of Utah shall waive and release any and all claims against Atlas, the Reorganized Atlas, ACSTAR and their respective officers, directors, employees, agents and representatives which shall be represented by a separate release signed by the NRC and Utah. Upon transfer of the Reclamation Trust Assets to the Reclamation Trust, the Reclamation Trust shall assume the obligations of Atlas for the Moab Utah Site and the Moab License, in accordance with the terms of an Order Modifying and Transferring Licence to be issued by the NRC, on or before the confirmation of the Atlas Plan. The Moab License issued to Atlas by the NRC relative to the Mill and Mill Operations shall either be terminated or transferred to the Reclamation Trust, in accordance with the terms of the Order Modifying and Transferring Licence. Atlas' obligations shall be limited to executing any and all documents necessary to effectuate the terms of the Atlas Plan.

     4.4  Class 5a. The Class 5a claims are comprised of the Allowed Secured
          --------
Claims of ACSTAR which were secured by certain letters of credit in the aggregate amount of $5,425,000 plus the Escrow Fund. The ACSTAR Allowed Secured Claims are based upon the ACSTAR Bonds and ACSTAR Moab Bond in the aggregate amount of $8,290,000 to secure Moab Cleanup Obligations and Other Cleanup Obligations. ACSTAR's secured claims against Atlas, AGMI and APMI are cross collateralized. ACSTAR has drawn on the letter of credit and entitled to use the proceeds therefrom in order to pay the Class 4 creditors and to reimburse itself for the actual amount incurred under the ACSTAR Bonds for Other Cleanup Obligations and its unpaid fees and expenses. Furthermore, any amount remaining from the Escrow Fund may be used by ACSTAR for the same purposes. To the extent any funds remain from the Escrow Fund after satisfaction of the Other Cleanup Obligations secured by the ACSTAR Bonds and any unpaid fees and expenses ACSTAR has incurred on said Bonds, such funds shall be remitted to the Reorganized Atlas. ACSTAR shall retain its rights under the escrow agreement. The foregoing treatment shall constitute satisfaction in full of the Class 5a Allowed Secured Claim.

     Class 5b.  The Class 5(b) claim is comprised of the unsecured deficiency
     --------
claim which ACSTAR has for the Other Cleanup Obligations which it has to pay, and unpaid fees and expenses in excess of its Class 5(a) Allowed Secured Claim, which claim shall not exceed $500,000. Any claim by ACSTAR that its claims are entitled to treatment as a Class 1 Administrative Expense, under any theory, and any potential claim against ARISUR, shall be waived and released. For purposes of voting and feasibility the Class 5(b) claim shall be estimated at $500,000. ACSTAR's unsecured claims against Atlas, AGMI and APMI shall collectively not exceed $500,000. The claims shall be allocated among the estates based upon actual damage, with the claim applied first to AGMI, then to APMI and then to Atlas. The actual amount of the Class 5(b) monetary claim allowed against Atlas shall be paid as a Class 10 Allowed Unsecured Claim. On the later of Effective Date of the Atlas Plan or at such time as the Class 5(b) creditors claim is actually determined, it shall receive in full satisfaction of its claim a monetary claims equal to the actual amount expended for Other Cleanup Obligations, plus fees and expenses, not to exceed $500,000, which shall be treated as a Class 10 unsecured claim and shares representing two and one-half percent (2.5%) of the outstanding common stock of the Reorganized Atlas; provided that such stock shall be held by a mutually acceptable escrow agent pending determination of ACSTAR's responsibility for the Other Cleanup Obligations. If Bonds #5659, #5660 and #5661 for the Gold Bar property are terminated without being called and/or there is no unsecured deficiency, the Allowed Class 5(b) claim shall be $0 and the shares which are being held in escrow shall be assigned for distribution pursuant to the Management Compensation Plan established under Section 11.3.

     4.5  Class 9. Allowed Personal Injury or Tort Claims. Class 9 is comprised
          -------  --------------------------------------
of personal injury and tort claims, including any wrongful death claims or claims resulting from Atlas' operations or based upon the production of or exposure to asbestos, uranium or any other materials. All timely filed Class 9 claims are being defended by insurance defense counsel. The Allowed Class 9 Claims shall receive the proceeds from insurance coverage, if any, applicable to the particular claim. Each Allowed Class 9 Claim shall be deemed to have elected to pursue the insurance coverage, if any, attributable to its Claim, unless they affirmatively elect otherwise. In the alternative any Allowed Class 9 Claim may elect at the time of tendering its ballot to be treated as a Class 10 General Unsecured Claim. Upon receipt of such election, the Debtor will file a claims estimation proceeding, should such a proceeding be necessary. Barring such election, each such claim shall be estimated at zero for voting purpose and shall receive nothing from the Reorganized Atlas. Any late filed claims shall be barred and shall receive only the proceeds of any applicable insurance coverage.

     4.6  Class 10. Allowed Unsecured Claims. Class 10 is comprised of the
          --------  ------------------------
Allowed Unsecured Claims against Atlas, including any claims of the Atlas Corporation 1978 Retirement Plan (the "Pension Plan"), or its successors and assigns including the Pension Benefit Guaranty Corporation, for any liability for funding under the Pension Plan. The Allowed Class 10 creditors shall receive the following:

          (A) All cash held by Atlas sixty days after the Effective Date, net of the following amounts: (a) up to $800,000 which shall be retained as working capital; (b) an amount necessary to satisfy all Class 1 administrative expenses and/or operating expenses accrued and unpaid as of the Effective Date; and (c) an amount necessary to satisfy all Class 2 claims. The net cash shall be distributed on a Pro Rata basis between the Class 10, and 11 creditors, who shall be treated as one class for such purposes. In the event that the Atlas Plan is confirmed by cramdown, resulting in a voiding in all of the interests of Class 15 and Class 16 and a resulting percentage increase in the shares issued to Class 10, the cash withheld from distribution shall be increased from $800,000 to $1,000,000;

          (B) Seventy-Five percent of any and all net proceeds received by the Reorganized Atlas, directly or indirectly from APMI and/or AGMI, from the sale or disposition of the Gold Bar and/or Grassy Mountain properties;

          (C) Ten percent of the first $1,500,000 recovered by Atlas on account of its CGL claims and fifty percent of all recoveries in excess of $1,500,000, net of costs of recovery.

          (D) Shares representing sixty-seven and one-half percent (67.5%) of the common stock to be issued by the Reorganized Atlas. The stock shall be distributed on a Pro Rata basis between the allowed Class 10, 11 and 12 creditors for purposes of this distribution to the Class 10, 11 and 12 Creditors who shall be treated as one class for such purposes.

          4.7  Class 11. Claims Held by AGMI. Class 11 is comprised of the
               --------  -------------------
claims held by AGMI for an inter-company payable for cash advanced to Atlas. The allowed claim of AGMI shall first be offset against AGMI's obligations to APMI which will reduce the accounts receivable owed by APMI to Atlas. To the extent there is any amount still owed by Atlas to AGMI, the net Allowed Class 11 Claim shall be treated on a Pro Rata basis with the Class 10 creditors.

          4.8  Class 12. Subordinated Debt Claims of the Shipes Parties. Class
               --------  ----------------------------------------------
12 is comprised of the subordinated debt claims in the amount of $2,250,000 against Atlas and an Allowed Unsecured Claim of $580,000 held by the Shipes Parties. The $580,000 claim shall be treated and paid as a Class 10 Claim. The remaining Class 12 Claim shall not share in any cash distribution until the Class 10 and 11 Allowed Unsecured Claims have been paid in full. The subordinated Class 12 Debt Claim, however, shall share in the distribution of the stock of the Reorganized Atlas as set forth in paragraph 4.6(D) on a Pro Rata basis with the Class 10 and 11 Creditors.

     4.9  Class 13. Claim of Gerald E. Davis. Class 13 is comprised of the
          --------  ------------------------
claims of Gerald E. Davis which arise under the terms of the Settlement Agreement dated July 9, 1999 between the parties resolving the disputes and claims between Gerald E. Davis and Atlas raised in the Chapter 11 proceeding and in Adversary Case No. 99-1122 MSK captioned Atlas Corporation, Atlas Gold Mining Inc., and Atlas Precious Metals, Inc. v. Gerald E. Davis. The Class 13 claim against Atlas shall be treated as follows:

          (A)  Atlas shall pay Davis the sum of $5,000 upon the Effective Date.

          (B) Davis shall be paid the sum of $60,000 upon the sale of the Davis Collateral at Gold Bar as a Class 43 claim under the AGMI Plan, from the proceeds of any sale (if and when that sale occurs ) after satisfaction of the tax claims of Eureka County and any administrative expenses. Davis shall be granted a security interest by Atlas AGMI and APMI in the Davis Collateral at Gold Bar described herein to the extent of $60,000. The security interest granted to Davis shall be subordinate to the tax claims of Eureka County and any administrative expenses.

          (C) Davis shall be allowed an unsecured claim against Atlas which shall be treated and paid as a Class 10 claim in the amount of $120,246.

     4.10 Class 14. Claims Held by the Internal Revenue Service, Colorado
          --------  -----------------------------------------------------
Department of Revenue and Any Other Taxing Authority for Penalties Not Related
------------------------------------------------------------------------------
to Actual Pecuniary Loss. The Class 13 Claims are comprised of any penalty
------------------------
claims held by the Internal Revenue Service, the Colorado Department of Revenue or any other taxing authority which are not related to actual pecuniary loss. The allowed Class 13 claims shall be treated and paid as Class 10 general unsecured claims except the Class 13 claims shall not share in any distribution of stock of the Reorganized Atlas.

     4.11 Class 15. Common Stockholders Holding Less than 1,000 Shares. Class
          --------  --------------------------------------------------
15 is comprised of the interests of common stockholders holding less than 1,000 shares of Atlas stock on the Effective Date. The interests of all Class 15 interest holders shall be voided unless the shareholder pays the cost of maintaining the shares of $15 per year per shareholder. If the annual payment is made the interest holder shall be treated in accordance with Class 16. Any Class 15 shareholding electing to maintain shares through payment of the $15 per year shall serve notice upon the Debtor by the deadline set by the Court for submitting ballots on the Plan. In the event that the Atlas Plan is confirmed by cramdown, without the acceptance of each class of creditors, the interests of the Class 15 interest holders shall be voided and the Class 15 interest holders shall not have the option of retaining their shares by paying the maintenance fee.

     By the Effective Date, Atlas shall serve notice upon those Class 15 Interest Holders who submitted written elections to pay the maintenance fees to be treated on a pro rata basis with the Class 16 Interest Holders advising them that the Plan has been confirmed by cramdown or with acceptance of each class. The notice to the Class 15 interest holders shall advise them that their shares shall be voided if Atlas does not receive payment of the stock maintenance fee within thirty days after the date of the notice and on an annual basis thereafter.

     4.12 Class 16. Common Stockholders Holding 1,000 Shares or More. Class 16
          --------  ------------------------------------------------
is comprised of the common stockholders holding 1,000 shares or more of the common stock of Atlas on the Effective Date. The Class 16 interest holders shall retain their shares of common stock which shall be diluted such that the shares which they collectively own shall constitute fifteen percent (15%) of the outstanding stock of the Reorganized Atlas on the Effective Date. In the event that the Plan is confirmed by cramdown, the interests of the Class 16 Stockholders shall be voided, and the stock interest shall be held by the Reorganized Atlas as authorized but unissued shares.

     4.13 Class 17. Warrants and Stock Options. Class 17 is comprised of any and
          --------  --------------------------
all outstanding warrants of Atlas Corporation and any and all outstanding stock options. All such warrants and stock options shall be voided as of the Effective Date.

     4.14 Class 18. Late Filed Claims. Class 18 is comprised of all late filed
          --------  -----------------
claims against Atlas. The Class 18 claims shall be disallowed and shall receive no distribution under the Atlas Plan.

                                   ARTICLE V

                         DEFAULT AND PLAN MODIFICATION
                         -----------------------------

     5.1 In the event of any default by the Reorganized Atlas of any payment to any class of claimants arising under the terms of the Atlas Plan, the Reorganized Atlas shall have thirty (30) days within which to cure any default in payments due under this Plan after the date of issuance of written notice from any claim holder. Written notice shall be provided to the Reorganized Atlas and to Debtor's counsel. The notice to Debtor's counsel shall be served upon Sender & Wasserman, P.C., 1999 Broadway, Suite 2305, Denver, Colorado 80202, unless written notice of substitution of legal counsel is served upon the claim holder at least fifteen (15) days prior to the date notice is sent.

     5.2 In the event that the Reorganized Atlas fails to cure any default in the requirements to make payment under the Plan, within forty-five days from the date that written notice is sent in compliance with paragraph 5.1, the Reorganized Atlas shall be in default under the terms of the Plan.

     5.3 At any time after Confirmation of the Plan but before substantial consummation of the Plan, the Plan may be modified upon the request of the Reorganized Atlas, after notice and a hearing, only to the extent allowed by 11 U.S.C. (S) 1127.

                                  ARTICLE VI

            MEANS FOR THE IMPLEMENTATION AND EXECUTION OF THE PLAN
            ------------------------------------------------------

     6.1 On or about the Effective Date, all assets of Atlas shall be transferred to the Reorganized Atlas free and clear of all liens, claims, and interests of creditors, equity holders, and other parties in interest, except as otherwise provided herein with respect to the assets to be transferred to the Reclamation Trust in payment of the Class 4 Claims. Specifically, the assets shall be transferred subject to the liens held by the Class 5, 6 and 13 secured creditors and any Class 2 creditor with perfected liens. The Reorganized Atlas shall not, except as otherwise provided in this Plan, be liable to repay any debts which accrued prior to the Confirmation Date. Except as provided in this Atlas Plan, on the Confirmation Date Atlas shall be granted a discharge under 11 U.S.C. (S) 1141.

     6.2 On the Effective Date, Atlas shall begin implementing its Plan of Reorganization pursuant to the terms for each class of claimants set forth above under Articles III and IV above. All payments under the Atlas Plan shall come from the cash held by the Reorganized Atlas sixty days after the Effective Date less amounts withheld pursuant to paragraph 4.6, from the sale of Cornerstone, the Old Title X Receivables, of $552,000 paid prior to the Effective Date, and from amounts collected post confirmation including 75% of the amounts received directly or indirectly from AGMI and APMI from the sale of the Gold Bar and Grassy Mountain properties and 10 percent of the CGL recoveries up to net recoveries (after costs of collection) of $1,500,000 and fifty percent of the net recoveries thereafter. On the due date for payments set forth in Articles III and IV above, the Reorganized Atlas shall distribute the required Pro Rata amount to each claimant holding an Allowed Secured or Unsecured Claim and escrow the same Pro Rata amount to creditors holding disputed claims as provided in
Article X herein.

     6.3 By the Effective Date, Atlas shall serve notice upon the known Class 16 Interest Holders and those Class 15 Interest Holders electing to pay the annual costs of maintaining the shares advising them that the Plan of Reorganization has been confirmed and whether the Plan was confirmed by cramdown or with the acceptance of each class. The notice to Class 15 Interest Holders shall advise them that their shares shall be voided if Atlas does not receive payment of the stock maintenance fee within thirty days after the date of the notice and on an annual basis thereafter.

     6.4 Distributions of the cash required under paragraph 4.6(A) of the Plan shall be mailed by the 60th day after the Effective Date. Distributions of the funds required under paragraphs 4.6(B) and 4.6(C) shall be mailed within fifteen days after the close of the quarter in which the funds were received.

     6.5 The Reorganized Atlas may pursue any claims or recovery actions held by Atlas, including but not limited to recovery under 11 U.S.C. (S)(S)544, 547, 548 and 549. The Reorganized Atlas may abandon any claim Atlas has against any third party if it determines that the claim is burdensome or of inconsequential value and benefit. The Reorganized Atlas is authorized to employ counsel to represent Atlas in the litigation or any cause of action or claims held by Atlas.

     6.6 All funds held by the Reorganized Atlas for distribution under the Atlas Plan shall be held in accounts which meet the insurance and guaranty requirements 11 U.S.C. (S)345(b).

     6.7 Following the Effective Date, the Reorganized Atlas may compromise objections to Claims or causes of action referred to in this Atlas Plan without notice and hearing for claims or causes of action asserted in the original amount of $25,000 or less. Settlements or compromises of any claims or causes of action asserted in the amount of $25,000 or more shall be subject to notice and an opportunity for hearing under the provisions after notice in compliance with the Local Rules of Bankruptcy Procedure.

     6.8 After the Effective Date, the Reorganized Atlas exercising its business judgment may sell, operate or abandon any of its assets.

     6.9  Atlas shall receive a discharge to the extent permitted by 11 U.S.C.
(S) 1141 and Atlas shall be entitled to seek injunctive relief from the Court, if necessary, to enforce any and all provisions of the Plan.

     6.10 If the Atlas Plan is confirmed with the acceptance of the classes, the Class 16 Interest Holders and the Class 15 Interest Holders who have paid the annual maintenance fee will retain their interests and new stock shall be issued by the Reorganized Atlas to the Class 4, 5, 10, 11, and 12 creditors and pursuant to the Management Compensation Plan within 90 days after the Effective Date. In determining the Pro Rata share to be distributed to Contested Claims under Article X, the shares shall be reserved as if the Contested Claims were allowed in full and held by the Reorganized Atlas pending resolution of the dispute. If Atlas' objections to the claims are sustained by Final Order, the shares shall not be issued.

                                  ARTICLE VII

                                   CRAM DOWN
                                   ---------

     7.1 If all of the applicable requirements for confirmation of the Atlas Plan are met as set forth in 11 U.S.C. (S) 1129(a)(1)-(11) except Subparagraph
(8), Atlas (subject to the acceptance of the Atlas Plan by at least one class which is impaired) hereby requests the Court confirm the Atlas Plan pursuant to 11 U.S.C. (S) 1129(b), notwithstanding the requirements of Subparagraph (8), as the Atlas Plan is fair and equitable and does not discriminate unfairly with respect to any dissenting, impaired class.

                                 ARTICLE VIII

                              GENERAL PROVISIONS
                              ------------------

     8.1 The Reorganized Atlas shall be vested with ownership to all property of Atlas upon the Effective Date except for those assets to be transferred to the Reclamation Trust.

     8.2 The payment of Allowed Claims, Allowed Administrative Claims and Allowed Secured Claims shall be in exchange for all claims against Atlas and the Reorganized Atlas and shall constitute full settlement, release, discharge, and satisfaction of all such claims against Atlas and the Reorganized Atlas.

     8.3 Nothing herein contained shall prevent Atlas from taking any action as may be necessary to the enforcement of any cause of action which may exist on behalf of Atlas and which may not have been enforced or prosecuted by Atlas prior to the Effective Date.

     8.4 Atlas reserves the right to modify the Plan prior to the Confirmation, and thereafter to modify the Plan in accordance with 11 U.S.C. (S) 1127(b) and
(P) 5.2 hereunder.

     8.5 Atlas reserves the right to reopen the Chapter 11 case after Confirmation and dismissal for the purposes set forth in Article XII.

     8.6 To the extent that the provisions of the Disclosure Statement are inconsistent with the provisions of this Plan, the provisions of this Plan shall control.

     8.7 Atlas' obligation to pay the quarterly fees owing to the Office of the United States Trustee pursuant to 28 U.S.C. (S)1930(a)(6) is a continuing obligation which does not terminate until the Bankruptcy Case is closed.

                                  ARTICLE IX

         PROVISION FOR ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS
         ------------------------------------------------------------

     9.1 All unexpired leases and executory contracts between Atlas and any other party which have not prior to the Effective Date of the Atlas Plan been affirmatively assumed by Atlas by the filing of an appropriate motion are hereby rejected.

                                   ARTICLE X

                       PROVISION AS TO CONTESTED CLAIMS
                       --------------------------------

     10.1 Atlas or the Reorganized Atlas may, at any time within ninety (90) days after the Effective Date file an objection to any claim which in its opinion should be objected to as improper, in whole or in part, regardless of whether the claim was scheduled as disputed, contingent or unliquidated. Atlas may further designate claims held by creditors against whom they believe actions may be brought under Sections 544, 547, 548 or 549 of the Bankruptcy Code as Contested Claims by sending notice in writing to the Claimant within sixty (60) days after the Effective Date.

     Upon the filing of such objection or service of said written notice, such claim shall be considered a Contested Claim, and any cash or other instruments or property otherwise distributable to such creditor under this Atlas Plan shall be held by Atlas in escrow until final disposition of the objection to the claim either by settlement or entry of a Final Order. If the claim is only contested in part, payment shall be made to the claimant on the uncontested portion under the provisions of Article IV and the balance shall be treated as a Contested Claim under the provisions of Article X. If the objection is overruled or denied, in whole or in part, or the claim is allowed by stipulation of Atlas and the claimant, such claimant shall receive the amount of cash or property provided in this Atlas Plan to the extent of the amount of the claim finally allowed, including back installments.

     10.2 From and after the Effective Date, the Reorganized Atlas shall reserve and hold for the benefit of each holder of a Contested Claim cash in an amount equal to the Pro Rata payments which would have been made to the holder of such contested claim if it were an Allowed Claim in an amount equal to the lesser of:
(i) the amount of the Contested Claim or (ii) the amount in which the Contested Claim shall be estimated by the Bankruptcy Court pursuant to (S) 502 of the Bankruptcy Code for purposes of allowance, which amount shall constitute and represent the maximum amount in which such claim may ultimately become an Allowed Claim. No payments or distributions shall be made with respect to all or any portion of any Contested Claim pending the entire resolution thereof by Final Order.

                                  ARTICLE XI

          AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS OF DEBTOR
          -----------------------------------------------------------
                           AND STOCK INCENTIVE PLAN
                           ------------------------

     11.1 As may be required, the Articles and Bylaws of Atlas shall be amended on or before the Effective Date to the extent necessary to effectuate the provisions of the Atlas Plan, including but not limited to, reincorporating the Reorganized Atlas under the laws of the State of Colorado, reverse splitting the common stock such that for every thirty shares of outstanding common stock shall be converted to one share of common stock in the Reorganized Atlas, maintaining its authorized common stock at 100,000,000 shares and issuing new common stock in compliance with the provisions of this Atlas Plan. In consummating the reverse split of the common stock the following rules shall apply: (a) no fractional shares shall be issued; (b) no compensation shall be paid for fractional shares; and (c) to the extent an interest holder owns less than 30 shares on the Effective Date, they shall receive, subject to compliance with Section 4.10 and the treatment of Class 15, one share of the Reorganized Atlas. All percentages of stock referred to in this Atlas Plan shall refer to the percentage of issued and outstanding shares as of the Effective Date. In addition, the certificate of incorporation shall be amended to include a provision prohibiting the issuance of non-voting equity securities.

     11.2 A Stock Incentive Plan shall be established pursuant to which the employees, management or officers of Reorganized Atlas may acquire stock based upon criteria established in the Stock Incentive Plan, to be approved by the Board of Directors of the Reorganized Atlas. Any stock used for the Stock Incentive Plan shall be derived from the unissued shares of the Reorganized Atlas and not from any shares to be issued to any other party in interest.

     11.3 A Management Compensation Plan shall be implemented on the Effective Date to compensate current management and key employees for reorganizing Atlas and to ensure stability and an orderly transition of management as may be required. The Reorganized Atlas shall issue shares of stock in the Reorganized Atlas or options to purchase shares of stock in the Reorganized Atlas up to a total of 12.5% of the total shares in the Reorganized Atlas (plus any additional shares transferred from the Class 5(b) creditor) on the tenth business day of the year 2000 as follows:

     Gregg Shafter            2.5%
     Richard E. Blubaugh      2.5% plus 1/2 of any shares from the Class 5(b)
                              claim
     James Jensen             2.5% plus 1/4 of any shares from the Class 5(b)
                              claim
     Mario Caron              1.25%
     Greg French              1.25% plus 1/4 of any shares from the Class 5(b)
                              claim
     Dale Edwards             1.00%
     Janet Wilson             0.5%
     Don Canepa               1.00%

     The individual recipients listed above shall elect to receive the stock or options by serving written notice upon the Debtor by the Effective Date of the Plan. The option to purchase shall be exercisable over a period of five years at an exercise price equal to $.01 over the market price on the date of issue.

     In addition, Richard E. Blubaugh shall receive a two year consulting contract with a retainer of $30,000 per year payable in six equal monthly installments due on the 15th day of the month after termination of his regular employment. The payments to Richard Blubaugh under the consulting contract for the second year shall be made only if he fulfills his consulting contract for the first year. Mr. Blubaugh shall perform services such that the number of hours of services performed, billed at fees customarily charged by consultants with his experience, shall equal at least the value of the retainer paid.

     11.4 Board of Directors and Annual Shareholders Meeting.

     The current Board of Directors shall serve until the next annual or special meeting of shareholders, called in accordance with the Bylaws, provided that the Official Creditors Committee shall on the Effective Date appoint new members to the Board of Directors representing a minimum of two (2) new members up to a maximum number of new members representing 50% of the Board. The Bylaws shall be amended to provide that the Board of Directors shall consist of a minimum of 4 and a maximum of 8 members. At the annual or special meeting, the shareholders shall elect a new Board of Directors.

                                  ARTICLE XII

                           RETENTION OF JURISDICTION
                           -------------------------

     The Court shall retain jurisdiction over this Chapter 11 case and related core and non-core proceedings, for the following purposes:

     12.1 To hear and determine any and all objections to the allowance of claims or interests.

     12.2 To determine any and all applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Code or the Plan.

     12.3 To hear and determine any and all pending applications for the rejection or assumption, or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which Atlas is party, and to hear and determine any and all claims arising therefrom.

     12.4 To hear and determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the Effective Date or that Atlas may bring subsequent to the Effective Date or to which Atlas may be made a party.

     12.5 To consider any modifications of the Atlas Plan, to remedy any defect or omission or reconcile any inconsistency in the Atlas Plan or in the orders of the Bankruptcy Court, including the Order of Confirmation.

     12.6 To hear and determine any request under Fed. R. Bankr. P. 2004 to allow Atlas to complete any pending investigation as to potential assets or liabilities.

     12.7 To hear and determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Atlas Plan, including any disputes between the plan proponents.

     12.8 To consider and act on the compromise and settlement of any claim or cause of action by or against Atlas.

     12.9 To issue orders in aid of execution of the Atlas Plan as contemplated by (S) 1142 of the Code.

     12.10 To determine such other matters as may be set forth in the Order of Confirmation or which may arise in connection with the Plan or the Order of Confirmation.

     Dated this _____ day of September, 1999.

                                             Respectfully submitted,

                                             DEBTORS:

                                             ATLAS CORPORATION


                                             By:___________________________
                                             Gregg Shafter, President



                                             SENDER & WASSERMAN, P.C.


                                             By:___________________________
                                              Harvey Sender, #7546
                                              John B. Wasserman, #10011
                                              Bonnie A. Bell, #14923
                                              Daniel J. Garfield, #26054
                                              1999 Broadway, Suite 2305
                                              Denver, Colorado 80202
                                              (303) 296-1999 Telephone
                                              (303) 296-7600 Facsimile
                                              E-mail: sender@sendwass.com

                                             ATTORNEYS FOR DEBTOR